Exhibit 5.1

February 2, 2004

Redback Networks Inc.

300 Holger Way

San Jose, CA 95134

Re:    Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about February 2, 2004 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of 12,475,609 shares of your Common Stock, par value $0.0001 per share (the “Shares”), issuable under the Redback Networks Inc. 1999 Stock Incentive Plan and the Redback Networks Inc. 1999 Employee Stock Purchase Plan (together, the “Plans”). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings taken or proposed to be taken by you in connection with the sale and issuance of the Shares under the Plans.

It is our opinion that, when issued and sold in the manner referred to in the Plans, the Shares will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments to it.

Very truly yours,

/s/    WILSON SONSINI GOODRICH & ROSATI

Professional Corporation